Exhibit 4.2

EXECUTION COPY

GREEN TREE AGENCY ADVANCE FUNDING TRUST I,

as Issuer

and

WELLS FARGO BANK, N.A.,

as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary

and

DITECH FINANCIAL LLC,

as Administrator and as Servicer

and

BARCLAYS BANK PLC,

as Administrative Agent

SERIES 2014-VF2

AMENDED AND RESTATED INDENTURE SUPPLEMENT

Dated as of October 21, 2015

to

SECOND AMENDED AND RESTATED INDENTURE

Dated as of October 21, 2015

ADVANCE RECEIVABLES BACKED NOTES,

SERIES 2014-VF2

Exhibit A	–	Series 2014-VF2 Reserve Account Wiring Instructions
Series 2014-VF2 Derivative Agreement Account
Series 2014-VF2 Derivative Reserve Account

-i-

THIS AMENDED AND RESTATED SERIES 2014-VF2 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of October 21. 2015, is made by and among GREEN TREE AGENCY ADVANCE FUNDING TRUST I, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), WELLS FARGO BANK, N.A., a New York banking corporation, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), DITECH FINANCIAL LLC (formerly known as Green Tree Servicing LLC), a Delaware limited liability company (“Ditech”), as Administrator on behalf of the Issuer (the “Administrator”) and as Servicer (the “Servicer”) under the Designated Servicing Agreements and BARCLAYS BANK PLC, a public limited company formed under the laws of England and Wales (“Barclays”), as Administrative Agent (as defined below) and is consented to by Barclays, as Noteholder of 100% of the Outstanding Series 2014-VF2 Notes. This Indenture Supplement relates to and is executed pursuant to that certain Second Amended and Restated Indenture (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”) supplemented hereby, dated as of the date hereof, among the Issuer, the Servicer, the Administrator, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary and Barclays, as Administrative Agent, and consented to by Barclays, as Noteholder of 100% of the Outstanding Notes issued pursuant to the Existing Base Indenture (as defined below), all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.

PRELIMINARY STATEMENT

The Issuer has duly authorized the issuance of a Series of Notes, the Series 2014-VF2 Notes (as defined below). The parties are entering this Amended and Restated Indenture Supplement to document the terms of the Series 2014-VF2 Notes that were issued pursuant to the Existing Indenture Supplement and the Existing Base Indenture, which provide for the issuance of Notes in multiple series from time to time.

The Series 2014-VF2 Notes were issued in four (4) Classes of Variable Funding Notes (Class A-VF2, Class B-VF2, Class C-VF2, and Class D-VF2), with the Initial Note Balances, Maximum VFN Principal Balances, Stated Maturity Date, Revolving Period, Note Interest Rates, Expected Repayment Date and other terms as specified in the Existing Indenture Supplement, known as the Advance Receivables Backed Notes, Series 2014-VF2, and secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee holds the Trust Estate as collateral security for the benefit of the Holders of the Series 2014-VF2 Notes and all other Series of Notes issued under the Indenture as described therein.

Pursuant to Section 12.2 of the Existing Base Indenture and Section 12 of the Existing Indenture Supplement, the Issuer, Indenture Trustee, the Administrator, the Servicer, and the Administrative Agent, with the prior consent of 100% of the Noteholders of the Series 2014-VF2 Variable Funding Notes, with prior notice to the Note Rating Agency, the consent of any applicable Derivative Counterparty and the consent of the Series Required Noteholders of each

Series materially and adversely affected by such amendment, at any time and from time to time, upon delivery of an Issuer Tax Opinion, may amend the Existing Indenture Supplement to amend any provision of the Existing Indenture Supplement. Pursuant to Section 12.3 of the Base Indenture, the Issuer shall also deliver to the Indenture Trustee an Opinion of Counsel stating that the execution of such amendment or Indenture Supplement is authorized and permitted by the Indenture and that all conditions precedent thereto have been satisfied (the “Authorization Opinion”).

As of the date hereof, there are no Note Rating Agencies or Derivative Counterparties.

The Issuer and the Noteholders desire to amend and restate the Existing Indenture Supplement so that, among other things, it relates to the Base Indenture, which is being entered into concurrently with this Indenture Supplement.

The Base Indenture and this Indenture Supplement shall become effective upon the latest to occur of the conditions precedent set forth in Section 18 hereof (the “Effective Date”) and shall not be effective for any period prior to the Effective Date solely as to Series 2014-VF2 Notes and shall not apply to any other Series issued under the Base Indenture.

Barclays, as Noteholder of 100% of the Series 2014-VF2 Notes, hereby consents to the amendment and restatement of the Existing Indenture Supplement.

In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

The Existing Indenture Supplement is hereby amended and restated in its entirety as follows:

Section 1. Creation of Series 2014-VF2 Notes.

Effective as of the Issuance Date, the Series 2014-VF2 Notes, were issued pursuant to the Existing Base Indenture and the Existing Indenture Supplement, known as “Green Tree Agency Advance Funding Trust I 2014-VF2 Advance Receivables Backed Notes, Series 2014-VF2 Notes.” The Series 2014-VF2 Notes are not subordinated to any other Series of Notes. The Series 2014-VF2 Notes were issued in four (4) Classes of Variable Funding Notes (Class A-VF2, Class B-VF2, Class C-VF2 and Class D-VF2) (the “Series 2014-VF2 Variable Funding Notes” or the “Series 2014-VF2 Notes”), with the Initial Note Balances, Maximum VFN Principal Balances, Stated Maturity Date, Revolving Period, Note Interest Rates, Expected Repayment Date and other terms as specified in the Existing Indenture Supplement, as such terms are amended and restated pursuant to this Indenture Supplement. The Series 2014-VF2 Notes are secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee holds the Trust Estate as collateral security for the benefit of the Noteholders of the Series 2014-VF2 Notes and all other Series of Notes issued under the Indenture as described therein. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 2. Defined Terms.

With respect to the Series 2014-VF2 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:

“90+ Day Delinquent Loan” has the meaning assigned to such term in the defined term “Market Value.”

“Administrative Agent” means, for so long as the Series 2014-VF2 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, each of Barclays or any Affiliate or successor of the foregoing; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, Barclays and such other parties as set forth in any other Indenture Supplement, or any respective Affiliate or any respective successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.

“Advance Rates” means, on any date of determination with respect to each Receivable related to any Class of Series 2014-VF2 Notes, the percentage amount based on the Advance Type of such Receivable, as set forth in the tables below, subject to amendment by mutual agreement of the Administrative Agent and the Administrator, and with consultation with the Note Rating Agency; provided,

(i) that in no event shall the Weighted Average Advance Rate for any Class of Notes of the Series 2014-VF2 Notes exceed 95%;

(ii) that the Advance Rate for any Receivable related to any Class of Notes shall be zero if such Receivable is not a Facility Eligible Receivable; and

(iii) on any date of determination and subject to clause (ii) above, the Advance Rate applicable to each Corporate Advance Receivable and Escrow Advance Receivable shall be the product of (a) the applicable Advance Rate listed in the table below multiplied by (b) 100% minus the arithmetic average of the Deficient Documentation Percentages provided in each of the three most recent reports delivered pursuant to Section 3.3(d) of the Base Indenture.

If additional Series of Notes are issued in the future, they will have separate Advance Rates and Collateral Values, and the Collateral Test will be calculated including the Invested Amounts for such additional Notes.

Freddie Mac Advances:

Class A-VF2
Advance Type
Delinquency Advances	96.25%
Non-Judicial Escrow Advances	58.00%
Judicial Escrow Advances	44.75%
Non-Judicial Corporate Advances	58.00%
Judicial Corporate Advances	44.75%

Class B-VF2
Advance Type
Delinquency Advances	97.25%
Non-Judicial Escrow Advances	72.25%
Judicial Escrow Advances	56.25%
Non-Judicial Corporate Advances	72.25%
Judicial Corporate Advances	56.25%

Class C-VF2
Advance Type
Delinquency Advances	98.00%
Non-Judicial Escrow Advances	76.50%
Judicial Escrow Advances	62.25%
Non-Judicial Corporate Advances	76.50%
Judicial Corporate Advances	62.25%

Class D-VF2
Advance Type
Delinquency Advances	98.50%
Non-Judicial Escrow Advances	85.00%
Judicial Escrow Advances	80.50%
Non-Judicial Corporate Advances	85.00%
Judicial Corporate Advances	80.50%

Fannie Mae Advances:

Class A-VF2
Advance Type
Delinquency Advances	96.25%
Non-Judicial Escrow Advances	60.50%
Judicial Escrow Advances	47.25%
Non-Judicial Corporate Advances	60.50%
Judicial Corporate Advances	47.25%
Delinquent MBS Mortgage Repurchase Advances	82.00%

Class B-VF2
Advance Type
Delinquency Advances	97.25%
Non-Judicial Escrow Advances	74.75%
Judicial Escrow Advances	58.75%
Non-Judicial Corporate Advances	74.75%
Judicial Corporate Advances	58.75%
Delinquent MBS Mortgage Repurchase Advances	97.25%

Class C-VF2
Advance Type
Delinquency Advances	98.00%
Non-Judicial Escrow Advances	79.00%
Judicial Escrow Advances	64.75%
Non-Judicial Corporate Advances	79.00%
Judicial Corporate Advances	64.75%
Delinquent MBS Mortgage Repurchase Advances	98.00%

Class D-VF2
Advance Type
Delinquency Advances	98.50%
Non-Judicial Escrow Advances	87.25%
Judicial Escrow Advances	83.00%
Non-Judicial Corporate Advances	87.25%
Judicial Corporate Advances	83.00%
Delinquent MBS Mortgage Repurchase Advances	98.50%

“Advance Ratio” means, as of any date of determination with respect to any Designated Pool, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the related PSA Stressed Nonrecoverable Advance Amount on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all non-delinquent Mortgage Loans in such Designated Pool, serviced pursuant to the related Designated Servicing Agreement.

“Applicable Rating” means the rating assigned to each Class of the Series 2014-VF2 Notes by the Note Rating Agency on the Effective Date as set forth below:

(i) Class A-VF2: AAA (sf);

(ii) Class B-VF2: AA (sf);

(iii) Class C-VF2: A (sf); and

(iv) Class D-VF2: BBB (sf).

“Barclays” has the meaning assigned to such term in the Preamble.

“Barclays Cost of Funds Rate” means, for each Interest Accrual Period, a rate per annum equal to One-Month LIBOR; provided, that if a Eurodollar Disruption Event (under clause (i) or clause (iii) of the definition thereof) has occurred and is continuing, the “Cost of Funds Rate” shall be the Base Rate.

“Barclays Note Purchase Agreement” means the Note Purchase Agreement, dated as of the Issuance Date (as may be amended, restated or supplemented from time to time), by and among the Issuer, the Depositor, Ditech and Barclays Bank PLC, as the Administrative Agent and Purchaser, that relates to the purchase the Series 2014-VF2 Notes specified therein.

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate on such date and (ii) the Federal Funds Rate on such date plus 0.50%.

“Cap Payment Amounts” means, in respect of any Class of Notes for any Interest Accrual Period, such amounts constituting the difference between (a) the Interest Payment Amounts that would be payable based on the Note Interest Rate for such Class of Notes determined without regard to the applicable Maximum Rate and (b) the Interest Payment Amounts.

“Cap Payment Holder” means,

(i) in respect of the portion of the Cap Payment Amount attributable to the Class A-VF2 Notes, Barclays Bank PLC;

(ii) in respect of the portion of the Cap Payment Amount attributable to the Class B-VF2 Notes, Barclays Bank PLC;

(iii) in respect of the portion of the Cap Payment Amount attributable to the Class C-VF2 Notes, Barclays Bank PLC; and

(iv) in respect of the portion of the Cap Payment Amount attributable to the Class D-VF2 Notes, Barclays Bank PLC;

or, in any case, any permitted assignee or transferee thereof so long as such permitted assignee satisfies all of the transfer restrictions with respect to the Notes set forth in the Base Indenture and the Note Purchase Agreement, mutadis mutandis.

“Change of Control” means the Limited Guarantor no longer owns directly or indirectly at least 50% of all stock and at least 50% of all voting stock of the Servicer.

“Class A-VF2 Variable Funding Notes” or “Class A-VF2 Notes” means, the Variable Funding Notes, Class A-VF2 Variable Funding Notes, issued under the Existing Indenture Supplement by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class B-VF2 Variable Funding Notes” or “Class B-VF2 Notes” means, the Variable Funding Notes, Class B-VF2 Variable Funding Notes, issued under the Existing Indenture Supplement by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class C-VF2 Variable Funding Notes” or “Class C-VF2 Notes” means, the Variable Funding Notes, Class C-VF2 Variable Funding Notes, issued under the Existing Indenture Supplement by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class D-VF2 Variable Funding Notes” or “Class D-VF2 Notes” means, the Variable Funding Notes, Class D-VF2 Variable Funding Notes, issued under the Existing Indenture Supplement by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Coefficient” means, for each Class of the Series 2014-VF2 Notes, 0.08%.

“Constant” means, for the Series 2014-VF2 Notes, 1.00%.

“Corporate Trust Office” means with respect to the Series 2014-VF2 Notes, the principal corporate trust offices of the Indenture Trustee at which at any particular time its corporate trust business with respect to the Issuer shall be administered, which offices at the Closing Date are located at (i) for Note transfer purposes, Wells Fargo Center, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention: Client Manager, Green Tree Agency Advance Funding Trust I, Series 2014-VF2, and (ii) for all other purposes, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Client Manager, Green Tree Agency Advance Funding Trust I, Series 2014-VF2, as well as CTSAdvanceTrustFacility@wellsfargo.com.

“Cost of Funds Rate” means (a) with respect to Note Balances held by the Purchaser for which Barclays is designated as the Administrative Agent, the Barclays Cost of Funds Rate, and (b) with respect to Note Balances held by any asset-backed commercial paper conduit, the “Cost of Funds Rate” approved by the Administrative Agent in the applicable instrument pursuant to which such Person purchases any such Note Balance as permitted under the Barclays Note Purchase Agreement. For the avoidance of doubt, so long as the Note Rating Agency rates any Outstanding Class of Series 2014-VF2 Notes, an asset-backed commercial paper conduit will not hold any of the Series 2014-VF2 Notes.

“Cumulative Interest Shortfall Amount Rate” means, with respect to each Class of Series 2014-VF2 Notes, 3.00% per annum.

“Default Supplemental Fee” means for each Class of Series 2014-VF2 Notes and each Payment Date during the Full Amortization Period), a fee equal to the product of:

(i) the Default Supplemental Fee Rate multiplied by

(ii) a fraction, the numerator of which is the number of days elapsed from and including the prior Payment Date (or, if later, the date of the commencement of the Full Amortization Period) and the denominator of which equals 360, multiplied by

(iii) the average daily Note Balance since the prior Payment Date of such Class of 2014-VF2 Variable Funding Notes.

“Default Supplemental Fee Rate” means, with respect to each Class of Series 2014-VF2 Notes, 3.00% per annum.

“Delinquent” means, for any Mortgage Loan, if any Monthly Payment due thereon is not made by the close of business on the day such Monthly Payment is required to be paid and remains unpaid for more than 30 days.

“Derivative Agreement” means, with respect to the Series 2014-VF2 Notes, the interest rate “cap” hedging arrangement to be entered into on or before the date hereof and any replacement therefor in accordance with such agreements and the terms thereof. The “Cap Rate” thereunder shall equal the Maximum Rate. The related Derivative Counterparty shall be the “Floating Rate Payer” thereunder. The Issuer shall be the “Fixed Rate Payer” thereunder. The “Notional Amount” thereunder shall be determined by the Derivative Counterparty and the Issuer. For the avoidance of doubt, proceeds from the Derivative Agreement shall be paid pursuant to Section 17 and shall not be included in Available Funds. The Derivative Agreement is not a Derivative Agreement (as defined in the Base Indenture) and shall constitute a “Cap Agreement” as such term is used in the Base Indenture.

“Derivative Agreement Account” means, the segregated non-interest bearing trust account or accounts, each of which shall be an Eligible Account, established and maintained for the benefit of the Cap Payment Holders pursuant to Section 17 and entitled Wells Fargo Bank, N.A., as Indenture Trustee for the Green Tree Agency Advance Funding Trust I Advance Receivables Backed Notes, Derivative Agreement Account – Series 2014-VF2.” The Derivative Agreement Account shall constitute a “Cap Agreement Account” as such term is used in the Base Indenture. The Derivative Agreement Account with respect to the Series 2014-VF2 Notes is listed on Schedule I attached hereto.

“Derivative Counterparty” means Barclays Bank PLC.

“Derivative Imbalance” has the meaning set forth in Section 17 hereof.

“Derivative Imbalance Required Reserve” means, on any date, an amount equal to the product of (i) the Derivative Imbalance, if any, on such date and (ii) 5.00%.

“Derivative Reserve Account” means, the segregated non-interest bearing trust account or accounts, each of which shall be an Eligible Account, established and maintained for the benefit of the Cap Payment Holders pursuant to Section 17 and entitled “Wells Fargo Bank, N.A., as Indenture Trustee for the Green Tree Agency Advance Funding Trust I Advance Receivables Backed Notes, Derivative Reserve Account – Series 2014-VF2.” The Derivative Reserve Account shall constitute a “Cap Agreement Account” as such term is used in the Base Indenture. The Derivative Reserve Account with respect to the Series 2014-VF2 Notes is listed on Schedule I attached hereto.

“Effective Date” has the meaning assigned to such term in the Preliminary Statement.

“ERD Supplemental Fee” means, for each Class of the Series 2014-VF2 Notes and each Payment Date from and after the Expected Repayment Date, if the Notes of such Class have not been refinanced on or before the Expected Repayment Date for only such periods as the Notes of such Class are Outstanding and for so long as the Notes of such Class have a Note Balance greater than zero, a fee equal to the sum of (A) the product of:

(i) the ERD Supplemental Fee Rate multiplied by

(ii) a fraction, the numerator of which is the number of days elapsed from and including the prior Payment Date (or, if later, the occurrence of such Expected Repayment Date) and the denominator of which equals 360, multiplied by

(iii) the average daily Note Balance since the prior Payment Date of such Class of Series 2014-VF2 Variable Funding Notes, plus

(B) the sum for each day while a Eurodollar Disruption Event under clause (ii) of the definition thereof is continuing during the related Interest Accrual Period, in an amount equal to the product of:

(i) the positive difference, if any, between the Base Rate and One-Month LIBOR for each day on which such Eurodollar Disruption Event was in effect during such period, multiplied by

(ii) the related VFN Principal Balance on such date, multiplied by

(iii) a fraction, the numerator of which equals one (1) and the denominator of which equals 360.

“ERD Supplemental Fee Rate” means, with respect to each Class of Series 2014-VF2 Notes, 1.00% per annum.

“Eurodollar Disruption Event” means, any of the following: (i) a good faith determination by any Noteholder of the Series 2014-VF2 Variable Funding Notes that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) for such Noteholder to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes during any Interest Accrual Period, (ii) a good faith determination by any Noteholder of the Series 2014-VF2 Variable Funding Notes that the interest rates offered on deposits of United States dollars to such Noteholder in the London interbank market does not accurately reflect the cost to such Noteholder of purchasing, funding or maintaining any portion of the Note Balances of such Notes during any Interest Accrual Period, or (iii) the inability of any Noteholder of the Series 2014-VF2 Variable Funding Notes to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes for such Interest Accrual Period.

“Existing Indenture” that certain Amended and Restated Base Indenture, dated as of December 19, 2014, by and among the Issuer, the Servicer, the Administrator, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary and Barclays, as Administrative Agent.

“Existing Indenture Supplement” that certain Series 2014-VF2 Indenture Supplement, dated as of December 19, 2014, by and among the Issuer, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary, the Administrator, the Servicer and Barclays, as Administrative Agent.

“Expected Repayment Date” for the Series 2014-VF2 Notes means October 19, 2016.

“Expense Rate” means, as of any date of determination, with respect to the Series 2014-VF2 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (1) the product of the Series Allocation Percentage for such Series multiplied by the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) the product of the Series Allocation Percentage for such Series multiplied by any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Noteholders of the Series 2014-VF2 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (3) the aggregate amount of related Series Fees payable by the Issuer on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2014-VF2 Notes at the close of business on such date.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“Fee Letter” means that certain Fee Letter, dated the date hereof, by and among the Issuer, Ditech and the Administrative Agent.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Increased Costs” has the meaning assigned to such term in Section 8 hereto.

“Increased Costs Limit” means for each Noteholder of a Series 2014-VF2 Variable Funding Note, such Noteholder’s pro rata percentage (based on the Note Balance of such Noteholder’s Series 2014-VF2 Variable Funding Notes) of 0.10% of the average aggregate Note Balance for all Classes of Series 2014-VF2 Variable Funding Notes Outstanding for any twelve-month period.

“Indebtedness” means, with respect to any Person as of any date of determination: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations; (f) payment obligations under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit; (g) indebtedness of others guaranteed on a recourse or partial recourse basis by such Person; (h) all obligations incurred in connection with the acquisition or carrying of fixed assets; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other known or contingent liabilities of such Person.

“Initial Note Balance” means, for any Note or for any Class of Notes, the Note Balance of such Note upon issuance, or, in the case of the Series 2014-VF2 Notes, an amount determined by the Administrative Agent, the Issuer and the Administrator on the Issuance Date.

For the avoidance of doubt, the requirement for minimum denominations in Section 6.2 of the Base Indenture shall not apply in the case of the Series 2014-VF2 Variable Funding Notes

“Initial Payment Date” means January 15, 2015.

“Interest Accrual Period” means, for the Series 2014-VF2 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date with respect to any Class, the Issuance Date) and ending on the day immediately preceding the current Payment Date. The Interest Payment Amount for the Series 2014-VF2 Notes on any Payment Date shall be determined based on the Interest Day Count Convention.

“Interest Day Count Convention” means with respect the Series 2014-VF2 Notes, the actual number of days in the related Interest Accrual Period divided by 360 (or, if the Note Interest Rate is determined by reference to the Base Rate, 365 (or, in the case of any leap year, 366)).

“Interim Payment Date” means, subject to the notice provisions of Section 4.3 of the Base Indenture, with respect to the Series 2014-VF2 Notes, up to four dates each calendar month; provided that the Issuer provides the Noteholders of the Series 2014-VF2 Notes and the Indenture Trustee at least two (2) Business Days prior notice, or if any such date is not a Business Day, the next succeeding Business Day to the extent any such day occurs during the Revolving Period, and any other date otherwise agreed to between the Issuer and the Noteholders of the Series 2014-VF2 Notes. For the avoidance of doubt, no Interim Payment Date shall occur during the Full Amortization Period.

“Issuance Date” means December 19, 2014.

“Late VFN Note Balance Adjustment Request Fee Rate” means, with respect to the Series 2014-VF2 Notes, 0.01%.

“LIBOR” has the meaning assigned such term in Section 7 of this Indenture Supplement.

“LIBOR Determination Date” means for each Interest Accrual Period, the second London Banking Day prior to the commencement of such Interest Accrual Period.

“LIBOR Index Rate” means for a one-month period, the rate per annum (rounded upward, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the date that is two (2) Business Days before the commencement of such one-month period.

“LIBOR Rate” means with respect to any Interest Accrual Period with respect to which interest is to be calculated by reference to the “LIBOR Rate”, (a) the LIBOR Index Rate for a one-month period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such one-month period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such one-month period and in an amount equal or comparable to the principal amount of the portion of the Note Balance on which the LIBOR Rate is being calculated.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the ICE Benchmark Administration as an information vendor for the purpose of displaying ICE Benchmark Administration interest settlement rates for U.S. Dollar deposits).

“Lien” means any mortgage, deed of trust, lien, claim, pledge, charge, security interest or similar encumbrance.

“Limited Funding Date” means, subject to the notice provisions of the Base Indenture, any Business Day prior to the Full Amortization Period that is not a Payment Date or Interim Payment Date; which date is designated by the Administrator on behalf of the Issuer to the Indenture Trustee and the Administrative Agent in writing no later than 9:00 a.m. Eastern Time two (2) Business Days prior to such date; provided, that the Administrator shall have delivered a Funding Certification in accordance with Section 4.3(a) of the Indenture for such date, and provided, further that no fundings may be made under a Variable Funding Note on such date and no payments on any Notes shall be made on such date; provided, that no more than six (6) Limited Funding Dates may be designated by the Administrator on behalf of the Issuer in any calendar month without the consent of the Administrator, the Administrative Agent and the Indenture Trustee.

“London Banking Day” means any day on which commercial banks and foreign exchange markets settle payment in both London and New York City.

“Low Threshold Designated Pool” means a Designated Pool (i) with respect to which the underlying Mortgage Loans have an unpaid principal balance less than $10,000,000, or (ii) that relates to less than fifty (50) Mortgage Loans, in each case as of the end of the most recently concluded calendar month.

“Margin” means, for each Class of the Series 2014-VF2 Notes, the applicable per annum rate set forth below:

(i)	Class A-VF2 Variable Funding Notes: 2.335%;

(ii)	Class B-VF2 Variable Funding Notes: 3.610%;

(iii)	Class C-VF2 Variable Funding Notes: 3.860%; and

(iv)	Class D-VF2 Variable Funding Notes: 4.360%.

“Market Value” means, as of any date of determination with respect to a Mortgaged Property, the value of such property (determined by the Servicer in accordance with the Freddie Mac Guide or the Fannie Mae Guide, as applicable) or the appraised value of the Mortgaged Property obtained in connection with its origination, if no updated valuation has been required under the Freddie Mac Guide or the Fannie Mae Guide, as applicable; provided, that such value shall equal zero for a mortgage loan that was 90 or more days Delinquent (a “90+ Day Delinquent Loan”) and the related valuation is more than 210 days old.

“Market Value Ratio” means, as of any date of determination with respect to a Designated Pool, the ratio (expressed as a percentage) of (i) the aggregate Receivable Balances of all Facility Eligible Receivables related to such Designated Pool on such date over (ii) the aggregate Market Value of the Mortgaged Properties and REO Properties for the Mortgage Loans in such Designated Pool on such date.

“Master Repurchase Agreement” means the Master Repurchase Agreement, dated as of March 11, 2013, between Barclays Bank PLC, as purchaser and agent, and Ditech, as seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Maximum Rate” means, with respect to any Interest Accrual Period for the Series 2014-VF2 Notes, 2.00%.

“Maximum VFN Principal Balance” means, (i) on any given date, for the Class A-VF2 Variable Funding Notes, $600,000,000 minus the sum of the VFN Principal Balance of the Class B-VF2 Variable Funding Notes, the VFN Principal Balance of the Class C-VF2 Variable Funding Notes and the VFN Principal Balance of the Class D-VF2 Variable Funding Notes on such date, (ii) for the Class B-VF2 Variable Funding Notes, $79,500,000, (iii) for the Class C-VF2 Variable Funding Notes, $36,700,000, (iv) for the Class D-VF2 Variable Funding Notes, $104,000,000, or, in the case of each such Class on any such date, a lesser amount calculated pursuant to a written agreement between the Servicer and the Administrative Agent.

“Monthly Payment” means, with respect to any Mortgage Loan, the monthly scheduled principal and interest payments required to be paid by the Mortgagor on any due date with respect to such Mortgage Loan.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months, obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such calendar month (which shall include, for purposes of this definition, amounts deemed received on account of Credited Advance Funding, if any, during such calendar month, but only if no Delinquency Advances were deemed reimbursed by Credited Advance Funding amounts for the preceding calendar month) by (ii) the sum, on an aggregate basis, for each Freddie Mac Pool or Fannie Mae Pool, of the highest Receivable Balance of the related Receivables during such calendar month relating to Advances funded by the Servicer in respect of such Freddie Mac Pool or Fannie Mae Pool.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period (which shall include, for purposes of this definition, amounts deemed received on account of Credited Advance Funding, if any, during such Monthly Advance Collection Period, but only if no Delinquency Advances were deemed reimbursed by Credited Advance Funding amounts for the preceding Monthly Advance Period) and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Note Interest Rate” means, with respect to any Interest Accrual Period for each Class of Notes, the sum of (A) the lesser of (I) the Cost of Funds Rate for such Interest Accrual Period and (II) the Maximum Rate plus (B) the applicable Margin; provided, that if, for any Interest Accrual Period, a Eurodollar Disruption Event (under clause (i) or clause (iii) of the definition thereof) shall have occurred, the Note Interest Rate shall be the sum of (A) the lesser of (I) the Base Rate and (ii) the Maximum Rate plus (B) the applicable Margin.

“Note Rating Agency” means, for the Series 2014-VF2 Notes, S&P.

“Notional Amount” has the meaning assigned to such term in the Derivative Agreement.

“One-Month LIBOR” has the meaning assigned to such term in Section 7 of this Indenture Supplement.

“Prime Rate” means the rate announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PSA Stressed Nonrecoverable Advance Amount” means, as of any date of determination and with respect to any Designated Pool, the sum of:

(i) for all Mortgage Loans of such Designated Pool that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(ii) for all Mortgage Loans of such Designated Pool that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iii) for all Mortgage Loans of such Designated Pool that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iv) for all REO Properties of such Designated Pool, the greater of (A) zero and (B) the excess of (1) Total Advances related to such REO Properties on such date over (2) (x) in the case of REO Properties previously secured by a first lien Mortgage Loan, the product of 50% and the sum of all of the Market Values for such REO Properties or (y) in the case of REO Properties previously secured by a second or more junior lien Mortgage Loan, zero.

“Purchaser” means Barclays Bank PLC, as purchaser under the VF2 Note Purchase Agreement, and any successors and assigns in such capacity.

“Redemption Percentage” means, for the Series 2014-VF2 Notes, 10%.

“Reference Banks” has the meaning assigned to such term in Section 7 of this Indenture Supplement.

“Regulatory Change” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Noteholder (or, for purposes of Section 8(a)(3), by any lending office of such Noteholder or by such Noteholder’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, which is a part of McGraw Hill Financial, Inc.

“Series 2014-VF2 Note Balance” means the aggregate Note Balance of the Series 2014-VF2 Notes.

“Series Required Noteholders” means, for only so long as the Series 2014-VF2 Variable Funding Notes are Outstanding, 100% of the Noteholders of the Series 2014-VF2 Variable Funding Notes, and thereafter clause (a) of the definition of the “Series Required Noteholders” in the Base Indenture shall apply.

“Series Reserve Required Amount” means, as of any Payment Date, an amount equal to on any Payment Date or any Interim Payment Date four months interest calculated at the applicable Note Interest Rate on the Note Balance of each Class of Series 2014-VF2 Notes as of such Payment Date or Interim Payment Date, as the case may be.

“Stated Maturity Date” means, for each Class of the Series 2014-VF2 Variable Funding Notes, thirty (30) years (or the next Business Day if such date is not a Business Day) following the end of the related Revolving Period.

“Stressed Interest Rate” means, for any Class of Series 2014-VF2 Notes as of any date the sum of (i) the sum of (x) the lesser of (I) the per annum index on the basis of which such Class’s interest rate is determined for the current Interest Accrual Period (calculated based upon, for any day on which a Eurodollar Disruption Event described in clause (ii) of the definition thereof is continuing, the Base Rate) and (II) the Maximum Rate, and (y) such Class’s Constant and (z) the product of (I) such Class’s Coefficient and (II) Stressed Time, plus (ii) the weighted average per annum aggregate Margin of all Outstanding Classes of such Series.

“Stressed Time” means, as of any date of determination for any Class of Series 2014-VF2 Notes, the percentage equivalent of a fraction, the numerator of which is one (1), and the denominator of which equals the related Stressed Time Percentage for such Class times the Monthly Reimbursement Rate on such date.

“Stressed Time Percentage” means for Class A-VF2: 11.33%, Class B-VF2: 14.97%, Class C-VF2: 17.58% and Class D-VF2: 34.71%.

“Tangible Net Worth” means for any Person as of any date of determination, (i) the net worth of the Servicer determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including goodwill but excluding originated and purchased mortgage servicing rights) and any and all advances to, investments in and receivables held from Affiliates.

“Target Amortization Amounts” means, for each Class of the Series 2014-VF2 Notes, (i) if the Series 2014-VF2 Notes is the only Series of Notes Outstanding when a Target Amortization Event occurs for the Series 2014-VF2 Notes, 100% of the Note Balance of such Class at the close of business on the last day of its Revolving Period, payable on the first Payment Date following the occurrence of such Target Amortization Event, and (ii) if other Series of Notes are Outstanding when a Target Amortization Event occurs with respect to the Series 2014-VF2 Notes, an amount equal to 1/3 of the Outstanding VFN Principal Balance of such Class at the close of business on the last day of its Revolving Period, payable on each of the first three Payment Dates following the occurrence of such Target Amortization Event; provided, however, if any other Series of Notes is issued with Target Amortization Amounts that are payable in fewer than three (3) months, the Target Amortization Amounts for the Series 2014-VF2 Notes shall be payable over such shorter period provided for such other Series of Notes; provided, however, regardless of whether another Target Amortization Event has previously occurred, if the Target Amortization Event described in clause (A) of the definition thereof occurs, the Target Amortization Amount shall equal the remaining Note Balance outstanding upon the occurrence of the Expected Repayment Date and is payable in full on such Expected Repayment Date, regardless of whether such Expected Repayment Date is a Payment Date or not.

“Target Amortization Event” for the Series 2014-VF2 Notes, means the earlier of (A) the related Expected Repayment Date for such Class (the Target Amortization Period with respect to which, notwithstanding the provisions of Section 4.12 of the Base Indenture to the contrary, shall commence automatically on the date specified in the definition of “Expected Repayment Date” in this Indenture Supplement) or (B) the occurrence of any of the following conditions or events, which is not waived by the Series Required Noteholders of the Series 2014-VF2 Notes:

(i) on any Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two preceding Payment Dates is less than five times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of all Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of Outstanding Notes during the related Monthly Advance Collection Period;

(ii) the occurrence of one or more Servicer Termination Events, since the Closing Date, with respect to Designated Pools representing 15% or more (by Mortgage Loan balance as of the date of termination) of all Designated Pools (including those that have been the subject of a previous Servicer Termination Event) as of any date of determination;

(iii) the Monthly Reimbursement Rate is less than 5.00%;

(iv) if the rating assigned to any Class of Notes (if any) is reduced below the Applicable Rating assigned to such Class of Notes by the applicable Note Rating Agency;

(v) the Limited Guarantor fails to perform under any covenant as set forth in Sections 6.03, 6.08 and 6.09 of the Syndicated Credit Facility Agreement; it being understood that Sections 6.03, 6.08 and 6.09 of the Syndicated Credit Facility Agreement and the definitions in the Syndicated Credit Facility Agreement relating to such Sections 6.03, 6.08 and 6.09 of the Syndicated Credit Facility Agreement are hereby incorporated herein by reference as if such sections and definitions are fully set forth herein. For purposes of this clause (v), “Syndicated Credit Facility Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of December 19, 2013 among the Limited Guarantor, Credit Suisse AG and the lenders party thereto, as the same may be amended, supplemented or otherwise modified from time to time;

(vi) following a Payment Date on which a draw is made on the Series 2014-VF2 Reserve Account, the amount on deposit in the Series 2014-VF2 Reserve Account is not increased back to the related Series Reserve Required Amount on or prior to the next Payment Date;

(vii) the Servicer fails to maintain a Tangible Net Worth as of the last day of any month of not less than the greater of (x) $200,000,000 or (y) 5.00% of the Servicer’s outstanding recourse debt as of such day;

(viii) the Servicer’s unrestricted cash and cash equivalents is less than the greater of (x) $25,000,000 or (y) 1.00% of the Servicer’s outstanding recourse debt (excluding all Indebtedness that relates to Servicer’s guarantee obligations of the Limited Guarantor’s debt);

(ix) Servicer’s funded Indebtedness (excluding non-recourse Indebtedness and excluding all Indebtedness that relates to Servicer’s guarantee obligations of the Limited Guarantor’s debt) to Tangible Net Worth exceeds 12:1;

(x) there has occurred a default under, or a failure to perform as requested under, or any other breach the material terms of, in each case beyond any applicable cure period, of any other agreement (including, without limitation, the Master Repurchase Agreement and any Program Documents or EPF Documents (as such terms are defined in the Master Repurchase Agreement)), indebtedness, derivative or obligation entered into between Ditech, the Limited Guarantor or any of Ditech’s Subsidiaries on the one hand, and Barclays or any of its Affiliates, on the other hand;

(xi) the occurrence of a Change of Control;

(xii) any failure by the Administrator to deliver any Determination Date Administrator Report pursuant to Section 3.2 of the Base Indenture which continues unremedied for a period of five (5) Business Days after a Responsible Officer of the Administrator shall have obtained actual knowledge of such failure, or shall have received written or electronic notice from the Indenture Trustee or any Noteholder of such failure;

(xiii) the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator shall breach, or default in, in any material respect the due observance or performance of any of its covenants or agreements in this Indenture Supplement, the Base Indenture, or any other Transaction Document (subject to any cure period provided therein) and such default (x) would have an Adverse Effect on any Noteholders of any Series 2014-VF2 Notes and (y), other than an obligation of the Receivables Seller to make an Indemnity Payment following a breach of a representation or warranty with respect to such Receivable pursuant to Section 4(b) of the Receivables Sale Agreement or any payment default described in Section 8.1(a) of the Base Indenture, continues for a period of two (2) Business Days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (b) the date on which written or electronic notice of such failure, requiring the same to be remedied, shall have been given from the Indenture Trustee or any Noteholder to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator; provided, that a breach of Section 6(a) of the Receivables Sale Agreement, or Section 7(a) of the Receivables Pooling Agreement (prohibiting the Receivables Seller, the Servicer or the Depositor, as applicable, from causing or permitting Insolvency Proceedings with respect to the Depositor or the Issuer, as applicable) shall constitute an automatic Target Amortization Event;

(xiv) any representation or warranty of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator made in this Indenture Supplement, the Base Indenture, or any other Transaction Document (other than under Section 4(b) of the Receivables Sale Agreement) proves to have been breached in any material respect as of the time when the same shall have been made or deemed made and such default (x) would have an Adverse Effect on any Noteholders of any Series 2014-VF2 Notes, and (y), if capable of remedy by payment of an Indemnity Payment or otherwise, continues uncured and unremedied for a period of five (5) days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (b) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable;

(xv) (a) a final judgment or judgments for the payment of money in excess of $50,000 in the aggregate shall be rendered against the Depositor or the Issuer by one or more courts, administrative tribunals or other bodies having jurisdiction over them, or (b)

a final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against the Receivables Seller or the Administrator by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Receivables Seller or the Administrator, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(xvi) any person shall be appointed as Independent Manager of the Depositor without prior notice having been given to and without the written acknowledgement by the Administrative Agent that such person conforms, to the satisfaction of the Administrative Agent in its reasonable discretion, to the criteria set forth in the Base Indenture in the definition of “Independent Manager”;

(xvii) the Administrator shall fail to make any payment (whether of principal or interest or otherwise) in respect of any other indebtedness with an amount in excess of $15,000,000, when and as the same shall become due and payable (including the passage of any applicable grace period) and such failure of payment constitutes a default or similar event which, with notice, lapse of time or both, can allow the counterparty to exercise remedies and/or accelerate the due date;

(xviii) any event or condition occurs and, while continuing, results in any indebtedness of the Administrator in a principal amount in excess of $15,000,000 becoming due and payable prior to its scheduled maturity (other than any such event or condition arising because of the requirement to make any mandatory prepayment of indebtedness because of the sale of any assets, any condemnation event, any receipt of insurance proceeds, any incurrence or issuance of any securities (whether debt or equity) or any other customary mandatory prepayment event); or

(xix) any Series or Class of Variable Funding Notes other than the Series 2014-VF2 Notes enters into a Target Amortization Period.

“Total Advances” means, with respect to any Mortgage Loan or REO Property on any date of determination, the sum of all outstanding amounts of all outstanding Advances related to Facility Eligible Receivables funded by the Servicer out of its own funds or with respect to such Mortgage Loan or REO Property on such date.

“Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement, the Fee Letter, and the Barclays Note Purchase Agreement, each as amended, supplemented, restated or otherwise modified from time to time.

“Trigger Advance Rate” means, for any Class of the Series 2014-VF2 Notes, as of any date, the rate equal to the greater of (x) zero and (y) (1) 100% minus (2) the product of (a) one twelfth of the Stressed Interest Rate for such Class, plus the related Expense Rate as of such date, multiplied by (b) the related Stressed Time for such Class as of such date.

“Undrawn Fee Rate” means, with respect to each Class of the Series 2014-VF2 Notes and for each Interest Accrual Period, 0.50% per annum.

There are no Derivative Accounts, Derivative Collateral Accounts, Other Advance Rate Reduction Events, Other Advance Rate Reduction Event Cure Periods or Supplemental Credit Enhancement Agreements in respect of the Series 2014-VF2 Notes.

Section 3. Forms of Series 2014-VF2 Notes.

The form of the Rule 144A Definitive Note that may be used to evidence the Series 2014-VF2 Variable Funding Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibit A-2.

In addition to any provisions set forth in Section 6.5 of the Base Indenture, with respect to the Series 2014-VF2 Notes, the Noteholder of any Class of such Notes shall only transfer its beneficial interest therein to another potential investor in accordance with the Barclays Note Purchase Agreement. The Indenture Trustee (in all of its capacities) shall not be responsible to monitor, and shall not have any liability, for any such transfers of beneficial interests of participation interests.

For the avoidance of doubt, no Class of the Series 2014-VF2 Notes shall be Specified Notes as defined under the Base Indenture, and the Series 2014-VF2 Notes do not include any Retained Notes.

Section 4. Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2014-VF2 Notes, the Collateral Value shall be zero for any Receivable that:

(i) is attributable to any Designated Pool to the extent that the related Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Pool, would cause the related Advance Ratio to be equal to or greater than 100%;

(ii) is not a Facility Eligible Receivable;

(iii) is attributable to any Designated Pool to the extent that the related Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Pool, would cause the related Market Value Ratio to exceed 25%;

(iv) is attributable to a Low Threshold Designated Pool;

(v) is an Escrow Advance Receivable or Corporate Advance Receivable for which an initial claim for reimbursement has been filed with Fannie Mae or Freddie Mac,

as applicable, and for which related reimbursement proceeds have not been received by the Servicer from either Fannie Mae or Freddie Mac, as the case may be, for more than 180 days following the final date under the Fannie Mae Guide or the Freddie Mac Guide, as applicable, on which a claim can be made therefor; or

(vi) is a Facility Eligible Receivable (or a portion thereof) to the extent that the Administrative Agent has determined in its sole discretion that a change has occurred in the Freddie Mac Guide or the Fannie Mae Guide since the date hereof that materially and adversely affects the collectability thereof.

Section 5. Series Reserve Account.

In accordance with the terms and provisions of this Section 5 and Section 4.6 of the Base Indenture, the Indenture Trustee has established and shall maintain a Series Reserve Account with respect to the Series 2014-VF2 Notes (the “Series 2014-VF2 Reserve Account”), which shall be an Eligible Account, for the benefit of the Series 2014-VF2 Noteholders. The Series Reserve Account with respect to the Series 2014-VF2 Notes is listed on Schedule 1 attached hereto.

Section 6. Payments; Note Balance Increases; Early Maturity; Additional Funding Condition.

(a) Except as otherwise expressly set forth herein the Paying Agent shall make payments on the Series 2014-VF2 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture.

(b) Any payments of Interest Amounts, Cumulative Interest Shortfall Amounts, Fees, Increased Costs, Undrawn Fees, Late VFN Note Balance Adjustment Request Fees, Default Supplemental Fees, Cumulative Default Supplemental Fee Shortfall Amounts, ERD Supplemental Fees or Cumulative ERD Supplemental Fee Shortfall Amounts allocated to the Series 2014-VF2 Notes shall be paid first to the Class A-VF2 Variable Funding Notes, thereafter to the Class B-VF2 Variable Funding Notes, thereafter to the Class C-VF2 Variable Funding Notes and thereafter to the Class D-VF2 Variable Funding Notes. The Paying Agent shall make payments of principal on the Series 2014-VF2 Variable Funding Notes on each Interim Payment Date and each Payment Date in accordance with Sections 4.4 and 4.5, respectively, of the Base Indenture (at the option of the Issuer in the case of requests during the Revolving Period for the Series 2014-VF2 Variable Funding Notes). The Note Balance of each Class of the Series 2014-VF2 Variable Funding Notes may be increased from time to time on certain Funding Dates in accordance with the terms and provisions of Section 4.3 of the Base Indenture, but not in excess of the related Maximum VFN Principal Balance.

(c) Any payments of principal allocated to the Series 2014-VF2 Notes during a Full Amortization Period shall be applied in the following order of priority, first, to the Class A-VF2 Variable Funding Notes, until their Note Balance has been reduced to zero, second, to the Class B-VF2 Variable Funding Notes until their Note Balance has been reduced to zero, third, to the Class C-VF2 Variable Funding Notes, until their Note Balance has been reduced to zero and fourth, to the Class D-VF2 Variable Funding Notes, until their Note Balance has been reduced to zero.

(d) The Administrative Agent and the Issuer further confirm that the Series 2014-VF2 Notes issued on the Issuance Date pursuant to the Existing Indenture Supplement were issued in the name of “Barclays Bank PLC”. The Issuer and the Administrative Agent hereby direct the Indenture Trustee to issue the Series 2014-VF2 Notes in the name of “BARCLAYS BANK PLC”. For the avoidance of doubt, the parties hereto hereby agree that, in accordance with the terms and provisions of the Barclays Note Purchase Agreement, the Administrative Agent may act as agent of each Noteholder (or “purchaser”, howsoever denominated) party to the Barclays Note Purchase Agreement in respect of the Series 2014-VF2 Notes and shall determine the allocation of “Additional Note Balances” (as such term is defined in the Barclays Note Purchase Agreement) or VFN Principal Balance increases to be funded by each such Noteholder (or purchaser).

(e) For the avoidance of doubt, the failure to pay any Target Amortization Amount when due, as described in the definition thereof, shall constitute an Event of Default.

(f) Notwithstanding anything to the contrary in Section 4.3(b)(iii) of the Base Indenture, VFN draws on any other Series of VFNs (other than the Series 2014-VF2 Variable Funding Notes) shall be made on a pro rata basis with the Series 2014-VF2 Notes. The VFN draws in respect of the Series 2014-VF2 Variable Funding Notes shall be made in accordance with the instructions provided in the related Funding Certification.

(g) The parties hereto agree that the failure to pay any portion of any related Undrawn Fee Amount or Late VFN Note Balance Adjustment Request Fee Amounts on any Payment Date shall constitute an Event of Default under Section 8.1(a)(i) of the Base Indenture.

(h) Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Issuer may, upon at least five Business Days’ prior written notice to the Administrative Agent, redeem in whole or in part, and/or terminate and cause retirement of any of the Series 2014-VF2 Variable Funding Notes at any time using proceeds of issuance of new Notes.

(i) The Series 2014-VF2 Notes are also subject to optional redemption in accordance with the terms of Section 13.1 of the Base Indenture.

(j) In addition to satisfying the Funding Conditions set forth in the Indenture, it shall be an additional Funding Condition for increases in the VFN Principal Balance of the Series 2014-VF2 Notes that the Limited Guarantor shall not be in default under and not fail to perform as requested under, and shall not otherwise breach the material terms of, in each case beyond any applicable cure period, (i) any warehouse, credit, repurchase, line of credit, financing, derivative, hedging or forward sale agreements or other similar agreement relating to any Indebtedness in an amount greater than $5,000,000 between the Limited Guarantor on the one hand, and Barclays or any of its Affiliates, on the other hand, or (ii) any other agreement relating to any Indebtedness in an amount greater than $15,000,000 between Limited Guarantor, on the one hand, and any Person, on the other hand, such that all principal owed under such other agreement shall have become immediately due and payable. In the absence of receipt of written notice of the foregoing, the Indenture Trustee may conclusively assume that the Limited Guarantor is not in default under, is performing as requested under, and has not materially breached the terms of any of (i) or (ii) above. In addition, it shall be an additional Funding Condition for increases in the VFN Principal Balance of the Series 2014-VF2 Notes that in the case of each and every Funding Date, the Receivables Seller shall have complied in all material respects with the Risk Retention Letter. The Indenture Trustee shall be notified by the Administrative Agent if such Funding Conditions have not been satisfied.

Section 7. Determination of Note Interest Rate and LIBOR.

(a) At least one (1) Business Day prior to each Determination Date, the Administrative Agent shall calculate the Note Interest Rate for the related Interest Accrual Period (in the case of the Cost of Funds Rate determined by the Administrative Agent and One-Month LIBOR as determined by the Administrative Agent in accordance with Section 7(b) below, as applicable) and the Interest Payment Amount for the Series 2014-VF2 Notes for the upcoming Payment Date, and include a report of such amount in the related Payment Date Report.

(b) On each LIBOR Determination Date, the Administrative Agent will determine the London Interbank Offered Rate (“LIBOR”) quotations for one-month Eurodollar deposits (“One Month LIBOR”) for the succeeding Interest Accrual Period for the Series 2014-VF2 Notes on the basis of the LIBOR Rate.

(c) The establishment of the Cost of Funds Rate determined by the Administrative Agent and One-Month LIBOR by the Administrative Agent and the Administrative Agent’s subsequent calculation of the Note Interest Rate on the Series 2014-VF2 Variable Funding Notes for the relevant Interest Accrual Period, and the Interest Payment Amount for the Series 2014-VF2 Notes, in the absence of manifest error, will be final and binding.

Section 8. Increased Costs.

(a) If any Regulatory Change or other requirement of any law, rule, regulation or order applicable to a Noteholder of a Series 2014-VF2 Variable Funding Note (a “Requirement of Law”) or any change in the interpretation or application thereof or compliance by such Noteholder with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made or that becomes effective subsequent to the date hereof:

(1) shall subject such Noteholder to any tax of any kind whatsoever with respect to its Series 2014-VF2 Variable Funding Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Noteholder as a result of any present or former connection between such Noteholder and the United States, other than any such connection arising solely from such Noteholder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture Supplement or any U.S. federal withholding taxes imposed under Code sections 1471 through 1474 as of the date of this Indenture Supplement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereunder and any agreements entered into under section 1471(b) of the Code) or change the basis of taxation of payments to such Noteholder in respect thereof; or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(2) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or credit extended or participated by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(3) shall have the effect of reducing the rate of return on such Noteholder’s capital or on the capital of such Noteholder’s holding company, if any, as a consequence of this Indenture Supplement, in the case of the Series 2014-VF2 Variable Funding Notes, the Barclays Note Purchase Agreement, or the Series 2014-VF2 Variable Funding Notes to a level below that which such Noteholder or such Noteholder’s holding company could have achieved but for such Requirements of Law (other than any Regulatory Change, Requirement of Law, interpretation or application thereof, request or directive with respect to taxes) (taking into consideration such Noteholder’s policies and the policies of such Noteholder’s holding company with respect to capital adequacy); or

(4) shall impose on such Noteholder or the London interbank market any other condition, cost or expense (other than with respect to taxes) affecting this Indenture Supplement, in the case of the Series 2014-VF2 Variable Funding Notes, the Barclays Purchase Agreement or the Series 2014-VF2 Variable Funding Notes or any participation therein; or

(5) shall impose on such Noteholder any other condition;

and the result of any of the foregoing is to increase the cost to such Noteholder, by an amount which such Noteholder deems to be material (collectively or individually, “Increased Costs”), of continuing to hold its Series 2014-VF2 Variable Funding Note, of maintaining its obligations with respect thereto, or to reduce any amount due or owing hereunder in respect thereof, or to reduce the amount of any sum received or receivable by such Noteholder (whether of principal, interest or any other amount) or (in the case of any change in a Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Noteholder or any Person controlling such Noteholder with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental or quasi-Governmental Authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on such Noteholder’s or such controlling Person’s capital as a consequence of its obligations as a Noteholder of a Variable Funding Note to a level below that which such Noteholder or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Noteholder’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Noteholder to be material, then, in any such case, such Noteholder shall invoice the Administrator for such additional amount or amounts as calculated by such Noteholder in good faith as will compensate such Noteholder for such increased cost or reduced amount, and such invoiced amount shall be payable to such Noteholder on the Payment Date following the next Determination Date following such invoice, in accordance with Section 4.5(a)(1)(ii) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable; provided, however, that any amount of Increased Costs in excess of the Increased Costs Limit shall be payable to such Noteholder in accordance with Section 4.5(a)(1)(ix) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable.

(b) Increased Costs payable under this Section 8 shall be payable on a Payment Date only to the extent invoiced to the Indenture Trustee prior to the related Determination Date.

Section 9. Series Reports.

(a) Series Calculation Agent Report. The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture to the extent received from the Servicer, with respect to the Series 2014-VF2 Notes:

(i) the Advance Ratio for each Designated Pool, and whether the Advance Ratio for such Designated Pool exceeds 100%;

(ii) the Market Value Ratio for each Designated Pool, and whether the Market Value Ratio for such Designated Pool exceeds 25%;

(iii) a list of each Target Amortization Event for the Series 2014-VF2 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date;

(iv) whether any Receivable, or any portion of the Receivables, attributable to a Designated Pool, has a Collateral Value of zero by virtue of the definition of “Collateral Value” or Section 4 of this Indenture Supplement;

(v) a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three), and the arithmetic average of the three;

(vi) the Monthly Reimbursement Rate for the upcoming Payment Date or Interim Payment Date;

(vii) whether any Target Amortization Amount that has become due and payable has been paid;

(viii) the PSA Stressed Nonrecoverable Advance Amount for the upcoming Payment Date or Interim Payment Date;

(ix) the Trigger Advance Rate for each Class;

(x) the arithmetic average of the Deficient Documentation Percentages provided in each of the three most recent reports delivered pursuant to Section 3.3(d) of the Base Indenture; and

(xi) the aggregate amount paid pursuant to the Derivative Agreement in the Derivative Agreement Account and the Cap Payment Amounts with respect to each Class of the Series 2014-VF2 Notes and the amount of Derivative Imbalance Required Reserve to be paid into and on deposit in the Derivative Reserve Account.

In addition to the information provided in the above Calculation Agent Report, to the extent the following information is specifically provided to the Calculation Agent by the Servicer, the Calculation Agent shall promptly, upon written request to the Calculation Agent, provide in the Calculation Agent Report such other financial or non-financial information, documents, records or reports with respect to the Receivables or the condition or operations, financial or otherwise, of the Servicer. For the avoidance of doubt, the Calculation Agent shall not be responsible for reporting any written requests for reimbursement of Fannie Mae Advances submitted to Fannie Mae by the Servicer, the Administrative Agent or any other Person.

(b) Series Payment Date Report. In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.

(c) Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify: (1) Tangible Net Worth, (2) the occurrence of any of the events described in clause (B) or clause (C) of the definition of “Target Amortization Event,” or (3) Cap Payment Amounts.

Section 10. Conditions Precedent Satisfied.

The Issuer hereby represents and warrants to the Noteholders of the Series 2014-VF2 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, including but not limited to those conditions precedent set forth in Section 6.10(b) and Article XII thereof, as applicable, have been satisfied.

Section 11. Representations and Warranties; Covenants.

(a) Restatement of Representations and Warranties. The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, as of the Effective Date or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture, and all of the representations and warranties set forth in the Barclays Note Purchase Agreement.

(b) In addition, each of the Administrator and the Servicer hereby make the following representations and warranties for the benefit of the Indenture Trustee, as of the Effective Date and as of the date of each Grant of Receivables to the Indenture Trustee pursuant to the Base Indenture.

(i) Ditech does not believe, nor does it have any reasonable cause to believe, that it cannot perform each and every covenant contained in the Indenture or any other Transaction Document.

(ii) None of Ditech, the Depositor or the Issuer is in default (or, with respect to Ditech, subject to termination as servicer) under any material agreement, contract, instrument or indenture to which such Person is a party or by which it or its properties is or are bound (including without limitation, each Designated Servicing Agreement), or with respect to any order of any court, administrative agency, arbitrator or governmental body which should reasonably be expected to have a material adverse effect on the transactions contemplated hereunder, and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any court, administrative agency, arbitrator or governmental body.

(c) The Servicer hereby covenants and agrees that the Servicer and its subsidiaries taken as a whole shall not make any material change in its Core Business Activities unless permitted under the definition of “Core Business Activities” or otherwise consented to by the Administrative Agent in writing, such consent not to be unreasonably withheld. For purposes hereof, “Core Business Activities” means loan origination, loan servicing and collection activities and ancillary services directly related thereto (including, for example, the making of servicer advances and the financing of servicer advances), REO property management, collection of consumer receivables, bankruptcy assistance and solution activities, and the provision of technological support products and services related to the foregoing, any other activities conducted as of the date hereof and business initiatives arising out of and related to any of the foregoing; provided, however, that the Servicer and its subsidiaries shall be specifically permitted to make material changes to its Core Business Activities insofar as these changes relate to originating, acquiring, securitizing, selling and/or servicing loans or other debt obligations, unless such change in Core Business Activities adversely affects the Servicer’s performance of or ability to perform its obligations under any Transaction Document or Designated Servicing Agreement or adversely affects the interests of the Noteholders.

(d) In addition, each of the Issuer and Ditech hereby represents and warrants, as of the Effective Date and as of the date of each Grant of Receivables to the Indenture Trustee pursuant to the Base Indenture, that all information provided by any of the Issuer, Ditech or the Depositor to the Note Rating Agency, taken together, is true and correct in all material respects.

Section 12. Amendments.

(a) Notwithstanding any provisions to the contrary in Article XII of the Base Indenture but subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Noteholders of any Notes but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer, and the Administrative Agent, and with prior notice to the Note Rating Agency, at any time and from time to time, upon delivery of an Issuer Tax Opinion, unless such Issuer Tax Opinion is waived by the Administrator, the Servicer and the Administrative Agent, and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment could not have a material Adverse Effect on any Outstanding Notes and is not reasonably expected to have a material Adverse Effect at any time in the future, unless such Officer’s Certificate is waived by the Administrator, the Servicer and the Administrative Agent, may amend any this Indenture Supplement for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any other Transaction Document; (ii) to take any action necessary to maintain the rating currently assigned by the Note Rating Agency and/or to avoid such Class of Notes being placed on negative watch by the Note Rating Agency; or (iii) to amend any other provision of this Indenture Supplement.

(b) Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of the Series Required Noteholders, supplement, amend or revise any term or provision of this Indenture Supplement.

(c) For the avoidance of doubt, the Issuer and the Administrator hereby covenant that the Issuer shall not issue any future Series of Notes without designating an entity to act as “Administrative Agent” under the related Indenture Supplement with respect to such Series of Notes.

Section 13. Counterparts.

This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 14. Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 15. Limited Recourse.

Notwithstanding any other terms of this Indenture Supplement, the Series 2014-VF2 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the

Series 2014-VF2 Notes, this Indenture Supplement and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Noteholders of Series 2014-VF2 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2014-VF2 Notes or this Indenture Supplement or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2014-VF2 Notes or this Indenture Supplement. It is understood that the foregoing provisions of this Section 15 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2014-VF2 Notes or secured by this Indenture Supplement. It is further understood that the foregoing provisions of this Section 15 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2014-VF2 Notes or this Indenture Supplement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

Section 16. Owner Trustee Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or the other Transaction Documents.

Section 17. Cap Payment Amounts.

In accordance with the terms and provisions of this Section 17 and Section 4.1 of the Base Indenture, the Indenture Trustee shall establish and maintain a Derivative Agreement Account and Derivative Reserve Account for the benefit of the Cap Payment Holders. If either of the Derivative Agreement Account or Derivative Reserve Account loses its status as an

Eligible Account, the funds in such account shall be moved to an account that qualifies as an Eligible Account within fourteen (14) days. The Indenture Trustee shall deposit and withdraw available amounts from the Derivative Agreement Account and Derivative Reserve Account pursuant to, and to the extent required by, this Section 17.

On each Payment Date, the Indenture Trustee shall remit any amounts paid by the Derivative Counterparty in respect of the Derivative Agreement (and, in accordance with the immediately succeeding paragraph of this Section 17, any applicable amounts from the Derivative Reserve Account) to the Cap Payment Holders and the Depositor, as applicable, in the following order of priority: (i) first, to the Cap Payment Holder in respect of the Class A-VF2 Variable Funding Notes, an amount equal to the Cap Payment Amount for the Class A-VF2 Variable Funding Notes for the prior Interest Accrual Period and any unpaid amounts from prior periods; (ii) second, to the Cap Payment Holder in respect of the Class B-VF2 Variable Funding Notes, an amount equal to the Cap Payment Amount for the Class B-VF2 Variable Funding Notes for the prior Interest Accrual Period and any unpaid amounts from prior periods; (iii) third, to the Cap Payment Holder in respect of the Class C-VF2 Variable Funding Notes, an amount equal to the Cap Payment Amount for the Class C-VF2 Variable Funding Notes for the prior Interest Accrual Period and any unpaid amounts from prior periods; (iv) fourth, to the Cap Payment Holder in respect of the Class D-VF2 Variable Funding Notes, an amount equal to the Cap Payment Amount for the Class D-VF2 Variable Funding Notes for the prior Interest Accrual Period and any unpaid amounts from prior periods; (v) fifth, to increase the balance on reserve in the Derivative Reserve Account to the extent necessary to remedy any Derivative Imbalance; and (vi) sixth, with respect to any amounts remaining, to the Depositor as holder of the Owner Trust Certificate. On any Payment Date in which Cap Payment Amounts are paid pursuant to the Derivative Agreement, the Servicer shall provide notice to the Indenture Trustee to include such Cap Payment Amounts in its Determination Date Administrator Report.

If the Series 2014-VF2 Note Balance is greater than the related Notional Amount on any Funding Date (such amount, the “Derivative Imbalance”), the Indenture Trustee shall withhold from any funding on such Funding Date an amount from such funding (and remit such withheld amounts from such funding to the Derivative Reserve Account) in amount necessary to cause the amounts on deposit in the Derivative Reserve Account to equal the Derivative Imbalance Required Reserve, as determined by the Administrator, subject to the confirmation by the Administrative Agent. The amounts on deposit in the Derivative Reserve Account will be used on each Payment Date to pay any shortfall in the Cap Payment Amount in accordance with this Section 17. If a Derivative Imbalance is unremedied for a period of fifteen (15) calendar days after a Responsible Officer of the Administrator obtains actual knowledge thereof or receives written notice (which may be electronic) thereof from the Indenture Trustee, any Cap Payment Holder or the Administrative Agent, upon the written approval of the Administrator and the Administrative Agents, the Indenture Trustee shall release such Derivative Imbalance Required Reserve to purchase an additional Derivative Agreement (which shall have the same “Cap Rate” as the original Derivative Agreement) with the Derivative Counterparty to cure such Derivative Imbalance. If, on any Funding Date, (x) the amounts on deposit in the Derivative Reserve Account exceed the Derivative Imbalance Required Reserve and (y) there are no outstanding unpaid Cap Payment Amounts (after giving effect to the use of any other amounts on deposit in the Derivative Reserve Account to pay such amounts as contemplated hereby), then, the

Indenture Trustee, at the direction of the Administrator (subject to confirmation by the Administrative Agent), shall remit such excess to the Depositor as holder of the Owner Trust Certificate on the such Funding Date.

Notwithstanding any of the foregoing, the Derivative Counterparty shall not be entitled to any rights, benefits or privileges under the Base Indenture or any other Transaction Document other than as set forth in the Derivative Agreement.

For the avoidance of doubt, the failure to pay any Cap Payment Amounts to the Cap Payment Holder shall not constitute an Event of Default under the Base Indenture.

Section 18. Consent and Acknowledgment of Amendments

Barclays, as Noteholder of 100% of the Series 2014-VF2 Notes, hereby consents to the amendment and restatement of the Existing Indenture Supplement and confirms that it (i) is the sole Noteholder of all the Outstanding Notes related to this Series with the right to instruct the Indenture Trustee, (ii) is authorized to deliver this Indenture Supplement, such power has not been granted or assigned to any other person and the Indenture Trustee may rely upon such certification, and (iii) acknowledges and agrees that the amendments effected by this Indenture Supplement shall become effective on the Effective Date.

Section 19. Notices.

Any communication provided for or permitted hereunder or otherwise pursuant to the Base Indenture to the Administrative Agent shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if delivered by courier or mailed by first class mail, postage prepaid or overnight courier or if transmitted by facsimile or by email and confirmed in a writing delivered or mailed as aforesaid, to Barclays Bank PLC, 745 Seventh Avenue, New York, NY, 10019, Attention: Joseph O’Doherty, email: joseph.o’doherty@barclays.com, facsimile: 212-520-0763; or such other address or facsimile number as may hereafter be furnished by such Person to the parties hereto in writing. The parties hereto agree that, with respect to any communication delivered under any Transaction Document to the Receivables Seller, the Administrator, the Depositor, the Issuer, any Administrative Agent (as defined under clause (ii) of the definition hereof) or any Noteholder of a Series 2014-VF2 Note, a copy of such communication shall be delivered to the Administrative Agent as well.

Section 20. Conditions Precedent to Effectiveness of this Indenture Supplement.

This Indenture Supplement shall become effective upon the latest to occur of the following:

(i) the execution and delivery of this Indenture Supplement by all parties hereto;

(ii) the delivery of an Opinion of Counsel to the effect that the execution of this Indenture Supplement is authorized and permitted by the Base Indenture and that all conditions precedent thereto have been satisfied; and

(iii) the delivery of an Issuer Tax Opinion.

IN WITNESS WHEREOF, the undersigned have caused this Indenture Supplement to be duly executed by their respective signatories thereunto all as of the day and year first above written.

GREEN TREE AGENCY ADVANCE FUNDING TRUST I, as Issuer

By: Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee

By:	/s/ Dorri Costello

	Name:	Dorri Costello

	Title:	Vice President

[Signature Page to Indenture Supplement –Green Tree Agency Advance Funding Trust I, Series 2014-VF2 Notes]

WELLS FARGO BANK, N.A., as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity

By:	/s/ Mark DeFabio

	Name:	Mark DeFabio

	Title:	Vice President

[Signature Page to Indenture Supplement –Green Tree Agency Advance Funding Trust I, Series 2014-VF2 Notes]

DITECH FINANCIAL LLC,
as Administrator and as Servicer

By:	/s/ Cheryl A. Collins

	Name:	Cheryl A. Collins

	Title:	SVP & Treasurer

[Signature Page to Indenture Supplement –Green Tree Agency Advance Funding Trust I, Series 2014-VF2 Notes]

BARCLAYS BANK PLC,
as Administrative Agent

By:	/s/ Trevor D. Moffitt

	Name:	Trevor D. Moffitt

	Title:	Director

[Signature Page to Indenture Supplement –Green Tree Agency Advance Funding Trust I, Series 2014-VF2 Notes]

Consent and Acknowledgement of the Amendments.

By its signature below, the undersigned, as Noteholder of 100% of the Outstanding Notes as of the date hereof consents to the amendment and restatement of the Existing Indenture Supplement pursuant to the foregoing Existing Indenture Supplement and Existing Base Indenture and confirms that (i) it is the sole Noteholder of all the Outstanding Notes (as defined in the Existing Indenture) with the right to instruct the Indenture Trustee, (ii) it is authorized to deliver this Indenture Supplement, such power has not been granted or assigned to any other person and the Indenture Trustee may rely upon such certification, and (iii) it acknowledges and agrees that this Indenture Supplement shall become effective on the date first written above.

BARCLAYS BANK PLC

By:	/s/ Trevor D. Moffitt

Name:	Trevor D. Moffitt

Title:	Director

[Signature Page to Indenture Supplement –Green Tree Agency Advance Funding Trust I, Series 2014-VF2 Notes]

SCHEDULE 1

SERIES 2014-VF2 RESERVE ACCOUNT, DERIVATIVE AGREEMENT ACCOUNT AND DERIVATIVE RESERVE ACCOUNT

If to the Series 2014-VF2 Reserve Account:

Account:	Series 2014-VF2 Reserve Account
Account Number:	397 077 1416
Account Title:	Corporate Trust Clearing
For Further Credit To:	48382808

If to the Derivative Agreement Account:

Account:	Series 2014-VF2 Derivative Agreement Account
Account Number:	397 077 1416
Account Title:	Corporate Trust Clearing
For Further Credit To:	48382811

If to the Derivative Reserve Account:

Account:	Series 2014-VF2 Derivative Reserve Account
Account Number:	397 077 1416
Account Title:	Corporate Trust Clearing
For Further Credit To:	48382812

Schedule I